EXHIBIT 5



                       MURTHA, CULLINA, RICHTER AND PINNEY
                                   CityPlace I
                                185 Asylum Street
                           Hartford, Connecticut  06103



                                  April 1, 1997



   CTG Resources, Inc.
   100 Columbus Boulevard
   Hartford, CT 06103

        Re:  Post-Effective Amendment No. 1 to
             Registration Statement on Form S-3 of
             CTG Resources, Inc.

   Ladies and Gentlemen:

        We have acted as counsel to CTG Resources, Inc., a Connecticut corporation (the "Company"), in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of the Company (as amended, the Registration Statement") being filed today with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 800,000 shares of the common stock, without par value, of the Company ("CTG Common Stock") and the common stock, par value $3.125 per share of the Company's predecessor, Connecticut Natural Gas Corporation, a Connecticut corporation (the "Predecessor"), which shares have been, and will continue to be, offered and sold under the CTG Resources, Inc. Dividend Reinvestment Plan (the "Plan") and the predecessor to such Plan, the Connecticut Natural Gas Corporation Dividend Reinvestment Plan (the "Predecessor Plan"), previously maintained by the Predecessor. This opinion is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

        In connection with this opinion, we have reviewed and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the following: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation and Bylaws of the Company as currently in effect; (iii) the Agreement and Plan of Exchange, dated as of December 20, 1996 (the "Exchange Agreement"), by and between the Company and the Predecessor; (iv) certain resolutions adopted by the Board of Directors of the Company relating to transactions contemplated by the Registration Statement; and (v) such other records, documents and instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

        Based upon and subject to the forgoing, we are of the opinion that the shares of CTG Common Stock to be issued under the Plan will be, when issued in accordance with the terms and conditions of the Plan, validly issued, fully paid and nonassessable shares of the capital stock of the Company.





        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the use of the name of this firm in the Registration Statement and under the heading "Legal Opinion" in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the rules and regulations of the Commission.

                                    Very truly yours,

                                    MURTHA, CULLINA, RICHTER and PINNEY



                                    By:/s/ Richard S. Smith, Jr.
                                       --------------------------------
                                       Richard S. Smith, Jr.
                                       A Partner Thereof